Exhibit 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE
Thursday, November 8, 2018

GULF ISLAND FABRICATION, INC. REPORTS THIRD QUARTER RESULTS

Houston, TX - Gulf Island Fabrication, Inc. ("Gulf Island" or the "Company") (NASDAQ: GIFI) today reported a net loss of $10.9 million ($0.73 per share) on revenue of $49.7 million for the third quarter 2018, compared to a net loss of $3.1 million ($0.21 per share) on revenue of $49.9 million for the third quarter 2017, and net income of $0.5 million ($0.04 per share) on revenue of $54.0 million for the second quarter 2018. Operating cash flows for the third quarter 2018 were $7.8 million and the Company’s cash and short-term investments totaled $54.5 million at September 30, 2018.

"Results for the third quarter 2018 reflect our previously discussed challenges with the underutilization of our Fabrication and Shipyard Divisions. However, awarded backlog is set to ramp up over the next several quarters within our Shipyard Division and we expect to realize improvement in the overall utilization of our facilities. Our results were also impacted by lower than desired margins due to competitive pricing on previously awarded backlog and bad debt expense of $2.8 million for a receivable reserve recorded during the quarter.” said Kirk Meche, Gulf Island’s President and Chief Executive Officer. “In spite of these challenges we had many positive accomplishments during the quarter. Our Services Division once again delivered solid results as demand for its services remains strong. We also increased backlog across our Divisions, generated positive operating cash flows, and entered into an agreement to sell our Texas North Yard and certain associated equipment for $28.0 million.”

Backlog (1)

The Company’s revenue backlog was $370.3 million at September 30, 2018, which includes deliveries through 2021, and represents an increase of $33.8 million from June 30, 2018. Backlog by operating segment at September 30, 2018, was $313.1 million for Shipyard, $44.7 million for Fabrication, $11.7 million for Services and $0.8 million for EPC. Backlog excludes approximately $28.4 million of new project awards received subsequent to September 30, 2018, through November 8, 2018. Backlog also excludes options on contracts of approximately $534.0 million, which include deliveries through 2025 should all options be exercised.
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(1)
Backlog, a non-GAAP financial measure, provides useful information to investors. Backlog includes future performance obligations at September 30, 2018, of $340.2 million, as defined by generally accepted accounting principles in the United States ("GAAP"), plus $30.1 million subject to a contract termination dispute with a customer to build two MPSVs that does not meet the criteria to be reported as future performance obligations under GAAP. Pending resolution of the dispute, the Company has ceased all work and the partially completed vessels and associated equipment and materials remain at its shipyard in Houma, Louisiana.

Cash and Liquidity

The Company generated $7.8 million in operating cash flows during the third quarter 2018, and at September 30, 2018, had cash and short-term investments of $54.5 million and no debt. Working capital at September 30, 2018, totaled $124.0 million and includes $42.7 million of assets held for sale. During the third quarter 2018, the Company amended its $40.0 million Credit Agreement to extend its maturity to June 2020 and at September 30, 2018, the Company's total available liquidity was as follows:

Available Liquidity	Total
(in thousands)
Cash and cash equivalents	$45,020
Short-term investments (1)	9,494
Total cash, cash equivalents and short-term investments	54,514
Credit Agreement capacity	40,000
Less: Outstanding letters of credit	2,475
Availability under Credit Agreement	37,525
Total available liquidity	$92,039
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(1)	Short-term investments include U.S. Treasuries and other investment-grade commercial paper with original maturity dates of six months or less that are traded on active markets with quoted prices.

Condensed Cash Flow Information

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
	(in thousands)
Net cash provided by (used in) operating activities	$7,761	$(1,623)	$(18,666)	$(29,559)
Net cash provided by (used in) investing activities	5,296	(2,691)	55,542	(2,395)
Net cash used in financing activities	(41)	(177)	(839)	(1,421)

Condensed Balance Sheet Information

	September 30, 2018	December 31, 2017
	(in thousands)

Cash and cash equivalents	$45,020	$8,983
Short-term investments	9,494	—
Total current assets	176,328	179,164
Property, plant and equipment, net	80,707	88,899
Total assets	262,957	270,840
Total current liabilities	52,297	48,665
Total shareholders’ equity	205,136	219,493

Quarterly Earnings Conference Call

Gulf Island management will hold a conference call on Friday, November 9, 2018, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss the Company’s financial results for the third quarter 2018. The call will be available by webcast which can be accessed on Gulf Island’s website at www.gulfisland.com. Participants may also join the conference call by dialing 1.800.289.0438 and requesting the “Gulf Island” conference call. A digital replay of the call will be available from a link on our Company's website two hours after the call and ending November 17, 2018.

Gulf Island is a leading fabricator of complex steel structures, modules and marine vessels used in energy extraction and production, petrochemical and industrial facilities, power generation, alternative energy and shipping and marine transportation operations. The Company also provides project management for EPC projects along with installation, hookup, commissioning and repair and maintenance services. In addition, the Company performs civil, drainage and other work for state and local governments. The Company operates and manages its business through four operating divisions: Fabrication, Shipyard, Services and EPC, with its corporate headquarters located in Houston, Texas and fabrication facilities located in Houma, Jennings and Lake Charles, Louisiana.

Company information:    Investor Relations:
Kirk J. Meche    Westley S. Stockton
Chief Executive Officer    Chief Financial Officer
713.714.6100    713.714.6106

CAUTIONARY STATEMENT

This press release contains forward-looking statements. Forward-looking statements are all statements other than statements of historical facts, such as projections or expectations relating to such topics as oil and gas prices, operating cash flows, capital expenditures, liquidity and tax rates. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” “targets,” “intends,” “likely,” “will,” “should,” “to be,” “potential” and any similar expressions are intended to identify those assertions as forward-looking statements.

We caution readers that forward-looking statements are not guarantees of future performance and actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause our actual results to differ materially from those anticipated in the forward-looking statements include the cyclical nature of the oil and gas industry, changes in backlog estimates, suspension or termination of projects, timing and award of new contracts, financial ability and credit worthiness of our customers and consolidation of our customers, competitive pricing and cost overruns, entry into new lines of business, ability to raise additional capital, ability to sell certain assets, advancement on the SeaOne Project, ability to resolve dispute with a customer relating to a purported termination of contracts to build MPSVs, ability to remain in compliance with our covenants contained in our credit agreement, ability to employ skilled workers, operating dangers and limits on insurance coverage, weather conditions, competition, customer disputes, adjustments to previously reported profits under the percentage-of-completion method, loss of key personnel, compliance with regulatory and environmental laws, ability to utilize navigation canals, performance of subcontractors, systems and information technology interruption or failure and data security breaches and other factors described in more detail in “Risk Factors” in Item 1A of our annual report on Form 10-K for the year ended December 31, 2017, as updated by our subsequent filings with the U.S. Securities and Exchange Commission.

Investors are cautioned that many of the assumptions upon which our forward-looking statements are based are likely to change after the forward-looking statements are made, which we cannot control. Further, we may make changes to our business plans that could affect our results. We caution investors that we do not intend to update forward-looking statements more frequently than quarterly notwithstanding any changes in our assumptions, changes in business plans, actual experience or other changes, and we undertake no obligation to update any forward-looking statements.

GULF ISLAND FABRICATION, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(in thousands, except per share data)

	Three Months Ended			Nine months ended
	September 30,	September 30,	June 30,	September 30,	September 30,
	2018	2017	2018	2018	2017
Revenue (1)	$49,712	$49,884	$54,014	$161,016	$133,745
Cost of revenue	52,924	50,378	54,713	164,248	150,755
Gross loss	(3,212)	(494)	(699)	(3,232)	(17,010)
General and administrative expenses	7,672	4,370	5,092	17,473	12,940
Asset impairment	—	—	610	1,360	389
Operating loss	(10,884)	(4,864)	(6,401)	(22,065)	(30,339)
Interest income (expense), net	72	(45)	(92)	(166)	(262)
Other income (expense), net	140	38	7,125	6,954	(209)
Net income (loss) before income taxes	(10,672)	(4,871)	632	(15,277)	(30,810)
Income taxes (benefit)	277	(1,761)	83	419	(10,322)
Net income (loss)	$(10,949)	$(3,110)	$549	$(15,696)	$(20,488)
Per share data:
Basic and diluted earnings (loss) per share - common shareholders	$(0.73)	$(0.21)	$0.04	$(1.05)	$(1.38)
Cash dividends declared per common share	$—	$0.01	$—	$—	$0.03
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(1)
Revenue includes non-cash amortization of deferred revenue related to values assigned to contracts in a previous acquisition of $15,000, $0.5 million and $0.1 million for the three months ended September 30, 2018 and 2017 and June 30, 2018, respectively, and $0.5 million and $2.4 million for the nine months ended September 30, 2018 and 2017, respectively.

Operating Results by Segment

The Company has structured its operations with four operating divisions and one corporate non-operating division, which represent its reportable segments. The Company's EPC Division was created in December 2017 to manage work it expects to perform for the SeaOne Project and other projects that may require EPC project management services. The Company's results of operations by segment for the three and nine months ended September 30, 2018 and 2017, are presented below (in thousands, except for percentages).

Fabrication	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenue	$2,311	$18,318	$28,171	$42,517
Gross profit (loss)	(4,032)	1,250	(5,918)	216
Gross profit (loss) percentage	(174.5)%	6.8%	(21.0)%	0.5%
General and administrative expenses	3,676	778	5,251	2,432
Asset impairment	—	—	1,360	—
Operating income (loss)	(7,708)	472	(12,529)	(2,216)

Shipyard	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenue	$24,492	$15,074	$66,677	$51,798
Gross loss	(1,764)	(3,504)	(5,563)	(19,061)
Gross loss percentage	(7.2)%	(23.2)%	(8.3)%	(36.8)%
General and administrative expenses	696	888	2,089	2,835
Asset impairment	—	—	—	389
Operating loss	(2,460)	(4,392)	(7,652)	(22,285)

Services	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenue	$22,617	$17,651	$66,692	$43,758
Gross profit	3,191	1,912	9,390	2,335
Gross profit percentage	14.1%	10.8%	14.1%	5.3%
General and administrative expenses	705	695	2,201	2,008
Operating income	2,486	1,217	7,189	327

EPC	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenue	$1,071	$—	$2,026	$—
Gross profit (loss)	(205)	—	30	—
Gross profit (loss) percentage	(19.1)%	n/a	1.5%	n/a
General and administrative expenses	503	—	1,405	—
Operating loss	(708)	—	(1,375)	—

Corporate	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenue	$—	$—	$—	$—
Gross loss	(402)	(152)	(1,171)	(500)
Gross loss percentage	n/a	n/a	n/a	n/a
General and administrative expenses	2,092	2,009	6,527	5,665
Operating loss	(2,494)	(2,161)	(7,698)	(6,165)